Exhibit 99.1

Blue Ridge Bankshares Announces the Appointment of Judy Gavant as Bank President

Charlottesville, Va., April 20, 2022. Blue Ridge Bankshares, Inc. (NYSE American: BRBS) (“Blue Ridge”), the holding company of Blue Ridge Bank, N.A. (the “Bank”) and BRB Financial Group, Inc., today announced the appointment of Judy C. Gavant as President and Director of the Bank. Ms. Gavant will also continue in her current capacity as Chief Financial Officer (“CFO”) of the Bank, and Executive Vice President (“EVP”) and CFO of Blue Ridge. In her new role as Bank President, Ms. Gavant will lead the commercial banking efforts and oversee bank operations, including policies and practices, in addition to a variety of strategic initiatives and responsibilities.

“I am excited to announce the promotion of Judy to President of Blue Ridge Bank,” said Brian K. Plum, Chief Executive Officer. “She is an exceptional, experienced and knowledgeable leader and is a key player in the Company’s operational decision-making and strategy. Judy will be an even greater asset to Blue Ridge in this expanded role.”

“I have the honor of working with an exceptional group of talented bankers and am excited to broaden my leadership role,” said Ms. Gavant. “As we continue to execute our growth strategies, I will remain focused and committed to maintaining our strong financial position. In my expanded role, I look forward to continuing to contribute to the success of the Bank.”

Ms. Gavant joined Blue Ridge upon its January 2021 acquisition of Bay Banks of Virginia, Inc. and its subsidiary, Virginia Commonwealth Bank (collectively, “Bay Banks”). Prior to joining Bay Banks, Ms. Gavant served as Chief Accounting Officer of Xenith Bankshares, Inc. and its subsidiary, Xenith Bank (now Atlantic Union Bankshares, Inc.), and in a variety of leadership finance roles with both start-up businesses and Fortune 500 corporations, including Owens & Minor, Inc., Tredegar Corporation, Dominion Energy, Inc., and a start-up industry-owned technology company. Ms. Gavant holds a B.S. in Accounting from Louisiana State University and a M.S. in Taxation from Virginia Commonwealth University (“VCU”). She is a licensed Certified Public Accountant in Virginia and Texas.

Over the years, Ms. Gavant has served on several community boards, including Big Brothers/Big Sisters and the VCU Foundation. She is a former board member of Dominion Energy Credit Union, where she served for 17 years. She currently serves on the VCU School of Business Foundation board. She has a passion for teaching and has served as an adjunct professor at VCU.

About Blue Ridge Bankshares, Inc.

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank, National Association. Blue Ridge, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking, insurance, card payments, wholesale and retail mortgage lending, and government-guaranteed lending. Blue Ridge also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning, and trust administration. Visit www.mybrb.com for more information.

Media Contact:

Michelle Simon, Director of Corporate Communications & Public Relations, Blue Ridge Bank. N.A. michelle.simon@mybrb.bank